PTC
FOURTH QUARTER FISCAL 2016
PREPARED REMARKS
OCTOBER 26, 2016

Please refer to the “Important Disclosures” section of these prepared remarks for important information about our operating metrics (including Subscription ACV, License and Subscription Bookings, and Subscription % of Bookings), GAAP and non-GAAP definitions, and other important disclosures. Additional financial information is provided in the PTC Q4’16 Financial Data tables posted with these prepared remarks to PTC’s Investor Relations website at investor.ptc.com.

Q4’16 Results vs. Guidance from July 20, 2016

Operating Measures	Guidance	Results
In millions	Q4’16Low	Q4’16High	Actual
Subscription ACV	$25	$28	$50
License and Subscription Bookings	$111	$121	$142
Subscription % of Bookings	46%	46%	70%

Financial Measures	GAAP Guidance		GAAP Results	Non-GAAP Guidance		Non-GAAP Results	Non-GAAP at Guidance Mix (1)
In millions, except per share amounts	Q4’16 Low	Q4’16 High		Q4’16 Low	Q4’16 High
Subscription Revenue	$40	$40	$41	$40	$40	$41	$41
Support Revenue	$155	$155	$158	$155	$155	$158	$158
Perpetual License Revenue	$61	$66	$41	$61	$66	$41	$76
Software Revenue	$256	$261	$240	$256	$261	$240	$275
Professional Services Revenue	$49	$49	$49	$49	$49	$49	$49
Total Revenue	$305	$310	$288	$305	$310	$289	$324
Operating Expense	$196	$198	$238	$170	$172	$183	$183
Operating Margin	8%	9%	(11%)	19%	20%	11%	20%
Tax Rate	(13%)	(13%)	34%	10%	8%	(7%)	(3%)
EPS	$0.11	$0.16	($0.25)	$0.36	$0.41	$0.20	$0.49

(1)
Operating measure that Adjusts Non-GAAP results to guidance mix of 46% vs. actual Q4’16 mix of 70% and includes other adjustments as described in “Important Disclosures” set forth below.

Key Highlights of Quarterly Operating Measures
In millions	Q4’16	YoY	YoY CC	Management Comments
Subscription ACV	$50	365%	365%
● Subscription ACV was well above the high end of guidance of $25 million to $28 million due to bookings and subscription mix above the high end of our guidance range and strong subscription adoption trends across all parts of our business, including strong support conversions.
● There were two mega deals (bookings > $5 million) contributing to the over performance in the quarter, including a subscription SLM mega deal not in our guidance due to timing uncertainty, which contributed approximately $10 million in ACV.

License and Subscription Bookings	$142	35%	34%
● New L&S bookings were well above the high end of guidance of $111 million to $121 million due to strong execution in the quarter and contribution from the SLM mega deal, which contributed approximately $20 million in bookings. Excluding the SLM mega deal, which was not in our guidance due to timing uncertainty, bookings were above the high-end of guidance.
● Solutions Group bookings grew approximately 30% YoY and high single digits YoY excluding the SLM mega deal.
● Technology Platform Group bookings grew over 70% YoY, and in the high 20%s range YoY excluding Kepware, which was against a tough comparison due to a large Q4’15 ColdLight deal in their former target market (outside PTC’s industrial IoT target market). We continue to build on our early momentum in IoT with 81 new logos in the quarter, increased contribution from our partners and new expansion deals.

Subscription % of Bookings	70%	246%	247%
● Q4’16 subscription mix of 70% was well above our guidance mix of 46% and more than 3x our Q4’15 mix of 20%, driven by increased adoption across all segments and geographies. Excluding the SLM mega deal, Q4’16 subscription mix was 65%.
● We achieved a subscription mix of approximately 80% with our direct customers including the SLM mega deal (75% excluding it) and saw increasing subscription mix in the channel to approximately 40% as we have ramped up our enablement efforts.

Key Highlights of Annual Operating Measures
In millions	FY’16	YoY	YoY CC	Management Comments
Subscription ACV	$114	281%	283%
● Subscription ACV was well above the high end of our guidance of $90 million to $92 million due to Q4’16 bookings and subscription mix above the high end of our guidance range and strong subscription adoption across all parts of our business.
● The SLM mega deal contributed approximately $10 million in ACV. Excluding this transaction, ACV still exceeded the high-end of guidance.
● The $114 million in FY’16 ACV is significantly above the initial FY’16 guidance of $40 million to $45 million provided in October 2015.

License and Subscription Bookings	$401	16%	18%
● New L&S bookings were well above the high end of guidance of $370 million to $380 million due to solid execution and in part to the $20 million SLM mega deal that was not included in guidance due to timing uncertainty.
● The $401 million in new bookings is significantly above the initial FY’16 guidance of $320 million to $350 million provided in October 2015, due primarily to improved sales execution, traction with new offerings like Navigate, our conversion program and operational improvements driving improved price realization. In addition, Kepware, contributed approximately $15 million in bookings and the SLM mega deal contributed approximately $20 million.
● Solutions Group bookings grew in the low double-digits (mid-single digits excluding the $20 million SLM mega deal booking) with particularly strong performance in SLM and solid, above market growth from CAD and PLM.
● Technology Platform Group bookings grew in the high 30% range YoY. We continue to build on our early momentum in IoT with 275 new logos, increased contribution from our partners and new expansion deals. Expansion bookings represented about half of IoT bookings, excluding Kepware.

Subscription % of Bookings	56%	225%	222%
● FY’16 subscription mix of 56% was above our guidance mix of 48% and more than 3x our FY’15 mix of 17%, driven by increased adoption across all segments and geographies. Excluding the SLM mega deal, subscription mix was 54%.
● Our FY’16 subscription mix (both with and without the SLM mega deal) was more than 2x our initial FY’16 guidance of 25% provided in October 2015 and greater than our FY’17 projection of 45% provided on our November 2015 investor day.
● We achieved a subscription mix of approximately 65% with our direct customers and saw increasing subscription adoption within our channel achieving a mix of approximately 30% for the full year.

Key Highlights of Quarterly Financial Measures

In millions, except per share amounts	Q4’16	YoY	YoY CC	Management Comments
Total Revenue	$288	(8%)	(8%)

● Total revenue was below the low end of our Q4’16 guidance range due to a higher than expected subscription mix in the quarter.
● We estimate that, at our guidance subscription mix, revenue would have been $35 million higher, or $324 million, above the high end of our guidance range by $14 million.
● We estimate that, on a license mix-adjusted basis, total revenue would have increased 11% YoY in constant currency.

Software Revenue	$240	(9%)	(10%)

● Software revenue was below the low end of our Q4’16 guidance range due to the higher than expected subscription mix.
● We estimate that, at our guidance subscription mix, software revenue would have been $35 million higher, or $275 million, above the high end of our guidance range by $14 million.
● Subscription revenue increased 125% YoY, perpetual license revenue declined 49% YoY and support revenue declined 5% YoY. The support decrease is due to an increased mix of subscription bookings, support conversions to subscription and fewer support win-backs in the channel as we launched a new win-back program in Q3’16 where customers return to PTC on a subscription basis.
● We estimate that, on a license mix-adjusted basis, software revenue would have increased 13% YoY in constant currency.

EPS (GAAP) (Non-GAAP)	($0.25) $0.20	408% (71%)	436% (74%)

● Both GAAP and non-GAAP EPS were negatively impacted relative to guidance by the effect of the higher mix of subscription in the quarter as well as the impact of higher incentive compensation expense related to the over-performance in subscription bookings, ACV, and total bookings.
● GAAP EPS was further negatively impacted by higher restructuring charges incurred in support of continued realignment of resources toward higher growth opportunities and driving long-term margin expansion.
● We estimate that, on a guidance mix-adjusted basis, non-GAAP EPS would have been $0.29 higher, or $0.49, above the high end of our guidance range.

  All references to revenue are to GAAP revenue, unless otherwise noted

Key Highlights of Annual Financial Measures

In millions, except per share amounts	FY’16	YoY	YoY CC	Management Comments
Total Revenue	$1,141	(9%)	(7%)

● Total revenue was negatively impacted in FY’16 due to a significantly higher than expected subscription mix for the year, which we estimate reduced revenue by approximately $134 million compared to last year.
● We estimate that, on a license mix-adjusted basis, total revenue would have increased 3% YoY in constant currency.

Software Revenue	$944	(8%)	(6%)

● Subscription revenue increased 81% YoY, perpetual license revenue declined 39% YoY and support revenue declined 4% YoY. The support decrease is due to an increased mix of subscription bookings, support conversions to subscription and fewer support win-backs in the channel as we launched a new win-back program in Q3’16 where customers return to PTC on a subscription basis.
● We estimate that, on a license mix-adjusted basis, software revenue would have increased 6% YoY in constant currency.

EPS (GAAP) (Non-GAAP)	($0.48) $1.19	(216%) (47%)	(208%) (44%)

● Both GAAP and non-GAAP EPS were negatively impacted by the effect of the higher mix of subscription in FY’16 as well as the impact of higher incentive compensation expense related to the over-performance in subscription bookings, ACV, and total bookings.
● GAAP EPS was further negatively impacted by higher restructuring charges incurred in support of continued realignment of resources toward higher growth opportunities and driving long-term margin expansion.
● We estimate that, on a mix-adjusted basis, to the FY’15 mix, non-GAAP EPS would have been approximately $2.35, or $1.16 higher than reported FY’16 non-GAAP EPS.

  All references to revenue are to GAAP revenue, unless otherwise noted

Quarterly Software Revenue Performance by Group

In millions	Q4’16	YoY	YoY CC	Management Comments
Solutions Group Software Revenue	$218	(14%)	(14%)
● The decline in Solutions Group software revenue was driven by the higher than expected subscription mix in the quarter.
● We estimate that, on a license mix-adjusted basis, Solutions software revenue would have been up 11% YoY in constant currency.

Technology Platform Group Software Revenue	$21	93%	92%	● Technology Platform Group revenue was driven by continued adoption and expansion of the ThingWorx platform, Kepware, and Vuforia.

Annual Software Revenue Performance by Group

In millions	FY’16	YoY	YoY CC	Management Comments
Solutions Group Software Revenue	$871	(11%)	(9%)
● The decline in Solutions Group software revenue was driven by the higher subscription mix.
● We estimate that, on a license mix-adjusted basis, Solutions software revenue would have been up 4% YoY in constant currency.

Technology Platform Group Software Revenue	$72	47%	47%	● Technology Platform Group revenue was driven by continued adoption and expansion of the ThingWorx platform, Kepware, and Vuforia.
  All references to revenue are to GAAP revenue, unless otherwise noted

Quarterly Software Revenue Performance by Region
All references to revenue are to GAAP revenue, unless otherwise noted

In millions	Q4’16	YoY	YoY CC	Management Comments
Americas Software Revenue	$103	(6%)	(6%)

● YoY CC bookings grew 83% (28% excluding the SLM mega deal) and subscription mix increased 177%, leading to a software revenue decline of 6% YoY.
● The SLM mega deal did not contribute revenue in the quarter due to the timing of the deal closure.
● We estimate that, on a CC, license mix-adjusted basis, software revenue would have grown 25% YoY.
● Subscription revenue grew 79% YoY.

Europe Software Revenue	$86	(14%)	(13%)
● YoY CC bookings grew 11% and subscription mix increased 224% YoY, leading to a software revenue decline of 14% YoY.
● We estimate that, on a CC, license mix-adjusted basis, software revenue would have grown 6% YoY.
● Subscription revenue grew 136% YoY.

Japan Software Revenue	$22	(5%)	(16%)
● YoY CC bookings declined 43% and subscription mix increased 1287% YoY, leading to a software revenue decline of 5% YoY.
● Q4 bookings were down YoY, due to a tough compare. We are also monitoring the macro environment, which could be negatively impacted by the rapid currency appreciation in recent months, and which we believe pushed some deals out of Q4’16.
● We estimate that, on a CC, license mix-adjusted basis, software revenue would have declined 11% YoY.
● Subscription revenue grew 706% YoY.

Pacific Rim Software Revenue	$28	(12%)	(11%)
● YoY CC bookings grew 22% and subscription mix increased 554% YoY, leading to a software revenue decline of 12% YoY.
● We estimate that, on a CC, license mix-adjusted basis, software revenue would have grown 10% YoY.
● Subscription revenue grew 642% YoY.

Annual Software Revenue Performance by Region
All references to revenue are to GAAP revenue, unless otherwise noted

In millions	FY16	YoY	YoY CC	Management Comments
Americas Software Revenue	$415	(5%)	(4%)

● YoY CC bookings grew 32% (16% excluding the SLM mega deal) and subscription mix increased 144% YoY, leading to a software revenue decline of 5% YoY.
● The SLM mega deal did not contribute revenue in the year due to the timing of the deal closure.
● We estimate that, on a CC, license mix-adjusted basis, software revenue would have grown 9% YoY.
● Subscription revenue grew 58% YoY.

Europe Software Revenue	$336	(11%)	(6%)
● YoY CC bookings grew 7% and subscription mix increased 213% YoY, leading to a software revenue decline of 11% YoY.
● We estimate that, on a CC, license mix-adjusted basis, software revenue would have grown 3% YoY.
● Subscription revenue grew 84% YoY.

Japan Software Revenue	$87	(12%)	(14%)
● YoY CC bookings grew 9% and subscription mix increased 1267% YoY, leading to a software revenue decline of 12% YoY.
● We estimate that, on a CC, license mix-adjusted basis, software revenue would have grown 7% YoY.
● Subscription revenue grew 408% YoY.

Pacific Rim Software Revenue	$106	(11%)	(7%)
● YoY CC bookings grew 15% and subscription mix increased 879% YoY, leading to a software revenue decline of 11% YoY.
● We estimate that, on a CC, license mix-adjusted basis, software revenue would have grown 7% YoY.
● Subscription revenue grew 428% YoY.

Quarterly Operating Performance

In millions	Q4’16GAAP	Q4’16 Non-GAAP	Management Comments
Professional Services Gross Margin	14%	17%	● We delivered solid performance in the quarter, with professional services revenue in line with guidance, margins achieving expectations and partner bookings growing 59% YoY.
Operating Expense	$238	$183
● Both GAAP and non-GAAP operating expenses were above the high end of guidance due to higher incentive compensation expense related to the over-performance in subscription bookings, ACV, and total bookings.
● GAAP operating expense was further negatively impacted by higher restructuring charges incurred in support of continued realignment of resources toward higher growth opportunities and driving long-term margin expansion.

Operating Margin	(11%)	11%
● Both GAAP and non-GAAP operating margin were negatively impacted by lower revenue from a higher subscription mix and higher incentive compensation expense related to over-performance in subscription bookings, ACV, and total bookings.
● GAAP operating margin was also negatively impacted by restructuring charges incurred in support of continued realignment of resources toward higher growth opportunities and driving long-term margin expansion.

Tax Rate	34%	(7%)
● The GAAP tax rate benefited from discrete, non-cash tax benefits in the period.
● The non-GAAP tax rate benefited from the release of a valuation allowance of approximately $3 million that had previously been provided for in our non-GAAP tax rate.

Annual Operating Performance

In millions	FY’16GAAP	FY’16 Non-GAAP	Management Comments
Professional Services Gross Margin	14%	16.5%	● We delivered solid performance in FY’16, with professional services revenue in line with guidance, margins achieving expectations and partner bookings growing 39% YoY.
Operating Expense	$852	$681
● Both GAAP and non-GAAP operating expense were above the high end of guidance due to higher incentive compensation expense related to the over-performance in subscription bookings, ACV, and total bookings.
● GAAP operating expense was also negatively impacted by higher restructuring charges incurred in support of continued realignment of resources toward higher growth opportunities and driving long-term margin expansion.

Operating Margin	(3%)	15%
● Both GAAP and non-GAAP operating margin were negatively impacted by lower revenue from a higher subscription mix and higher incentive compensation expense related to over-performance in subscription bookings, ACV, and total bookings.
● At last year’s subscription mix, our non-GAAP operating margin would be approximately 24%, flat to last year, despite the higher sales commission expense. If mix-adjusted to 100% perpetual for both FY’15 and FY’16, FY’16 non-GAAP operating margin would be approximately 27%, flat to last year, despite higher sales commission expense.
● GAAP operating margin was also negatively impacted by restructuring charges incurred in support of continued realignment of resources toward higher growth opportunities and driving long-term margin expansion.

Tax Rate	19%	5%

Other Highlights in Quarterly and Annual Operating Performance

●
In Q4’16, subscription solutions bookings represented 70% of bookings, above our guidance of 46%, driven by higher than expected adoption of our subscription offering in each of the regions in which we operate, in both our direct and indirect channels, and due to our support conversion program. Excluding the impact of the SLM mega deal, Q4’16 subscription mix was approximately 65%. For the full year FY’16, subscription solution bookings represented 56% of bookings; excluding the impact of the SLM mega deal, FY’16 subscription solution bookings represented 54% of bookings.

●
Annualized recurring revenue (ARR), was approximately $806 million, which grew 6% compared to Q4’15 and 3% sequentially. Due to our calculation methodology, quarterly variability in this metric should be expected, primarily due to the linearity of support billings during the year and the percentage of on-time renewals, the amount of support win-backs in a quarter, and whether the win-backs are traditional support, with immediate revenue recognition of the past-due amount, or a conversion to subscription, where all revenue is recognized over the future period. Multiple other contractual factors including ramping of committed monthly payments and other elements that may be sold with the subscription or support contract can impact the timing of revenue and the calculation of ARR.

●
We define unbilled deferred revenue as contractually committed orders for license, subscription and support with a customer for which the associated revenue has not been recognized and the customer has not been invoiced. We do not record unbilled deferred revenue on our Consolidated Balance Sheet until we invoice the customer. Deferred revenue primarily relates to software agreements invoiced to customers for which the revenue has not yet been recognized.  Note that we have included only one year of ACV for the SLM mega deal in the total unbilled and deferred revenue balance as of September 30, 2016.

●
In keeping with our strategy to grow our professional services partner ecosystem, Q4’16 service partner bookings grew approximately 59% YoY, with strong bookings growth among our large system integrator partners.

●
For Q4’16, approximately 83% of software revenue came from recurring revenue streams, up from 69% in Q4’15.

●
Cash, cash equivalents, and marketable securities totaled $328 million as of September 30, 2016.

●
For Q4’16, cash flow from operations was $14 million, and free cash flow was $4 million, both of which include restructuring payments of $5 million. For FY’16, cash flow from operations was $183 million, and free cash flow was $157 million, both of which include restructuring payments of $55 million. We exclude restructuring payments and certain legal accruals from our adjusted free cash flow guidance. As of the end of FY’16, excluding cash restructuring payments of $55 million and a $28 million legal settlement with the SEC and DOJ regarding a China FCPA investigation, adjusted free cash flow was $240 million, which is above the high end of our previous guidance for the full year of $236 million to $239 million.

●
As of September 30, 2016, borrowings totaled $758 million, including $500 million of senior notes and $258 million outstanding under our revolving credit facility. Under our revolving credit facility, our leverage covenant is limited to 4.0 times adjusted EBITDA. Further, if our leverage covenant ratio exceeds 3.25 times adjusted EBITDA, our stock repurchases are limited to $50 million in a year plus a $100 million aggregate basket through June 30, 2018. Our leverage ratio at the end of Q4’16 reflecting all current terms under the credit facility is 3.54. Given the significant over-performance of our subscription transition in FY’16, our operating profit and EBIDTA were lower than in the past and lower than we had planned as we started FY’16. As a result, we deferred stock repurchases in FY’16. Returning capital to shareholders is a fundamental element of our capital strategy, and based on our current forecast, we intend to resume repurchases in the second half of FY’17, when cash and our borrowing capacity return to more normal levels as we begin to exit the subscription trough.

Guidance and Long-Range Targets

Our FY’17 guidance includes the following general considerations:

●
We are very pleased with our solid bookings performance in FY’16, which we attribute to improved sales execution, operational improvements driving better price realization, our support conversion program, and a $20 million SLM mega-deal recorded as a subscription booking in Q4’16. We continue to remain cautious of the global macroeconomic environment.

●
We suggest our FY’17 bookings guidance should be compared to FY’16 excluding the $20 million SLM mega-deal recorded in Q4’16 due to the unusual size of this transaction. Excluding this from FY’16 results, and despite a difficult macroeconomic environment, we are projecting growth in FY’17.

●
The strong subscription results through FY’16 and strong pipeline of subscription deals is resulting in an increase to our outlook for the FY’17 subscription mix. A higher mix of subscription bookings is expected to benefit us over the long term, but results in lower revenue and lower earnings in the near term. However, when comparing subscription mix to FY’16, we suggest the $20 million SLM mega-deal, which was a cloud order, should be excluded due to the unusual size of this transaction.

●
Because we are only one year into our strategic objective of becoming a subscription company, it can be challenging to forecast the rate of customer adoption, the pace of our subscription transition and the overall impact to near-term reported financial results.

●
We expect large deals, which historically represented 30% to 50% of bookings, will remain at the lower end of that range. This is based on the effect of a more challenging global manufacturing economy on large deal volumes in our Solutions Group business and the potential for smaller average deal sizes as the subscription transition continues.

●
Our guidance assumes a foreign exchange rate of 1.10 U.S. Dollar to Euro and 104 Japanese Yen to U.S. Dollar.

Q1’17 and FY’17 Operating Guidance
In millions	Q1’17Low	Q1’17High	FY’17Low	FY’17High	Management Comments
Subscription ACV	$19	$22	$130	$136	● Due to the rapid pace of the subscription transition, at the midpoint of guidance we expect Q1’17 to grow 94% YoY and FY’17 to grow 18% YoY (29% excluding the SLM mega deal from Q4’16).
License and Subscription Bookings	$70	$80	$400	$420
● Due to continued focus on bookings growth and improved operational execution in our Solutions business, we expect FY’17 to grow 0-5% YoY or 5-10% YoY excluding the $20 million SLM mega deal from FY’16.

Subscription % of Bookings	55%	55%	65%	65%
● Q1’17 mix of 55% is nearly 2x Q1’16 mix of 28%; FY’17 mix of 65% is up from FY’16 mix of 56% (54% excluding the $20 million SLM mega deal from FY’16) and is 20 percentage points greater than initial FY’17 guidance of 45% provided in November 2015.
● We have increased our FY’18 steady-state subscription mix assumption from 70% to 85% of bookings.

Q1’17 and FY’17 Financial Guidance
In millions	Q1’17 Low	Q1’17 High	FY’17 Low	FY’17 High	Management Comments
Subscription Revenue	$54	$54	$250	$260
● Based on the rapid adoption of our subscription offering, we expect subscription revenue to grow rapidly in FY’17. At the midpoint of guidance, we expect Q1’17 to grow 143% YoY and FY’17 to grow 116% YoY.

Support Revenue	$153	$153	$605	$605
● As a growing proportion of our bookings are subscription, and customers continue to convert from support to subscription, we expect to see support revenue continue to decline. At the midpoint of guidance, we expect Q1’17 to decline 11% YoY and FY’17 to decline 7% YoY.

Perpetual License Revenue	$32	$37	$140	$150
● Like the impact to support, as more customers purchase subscription, we expect perpetual license revenue will continue to decline. At the midpoint of guidance, we expect Q1’17 to decline 28% YoY and FY’17 to decline 16% YoY.

Software Revenue	$239	$244	$995	$1,015
● Due to our business model transition driving a decline in perpetual and support revenue and an increase in subscription revenue, as we continue our subscription transition that impacts near-term revenue results, at the midpoint of guidance, we expect Q1’17 to be approximately flat YoY and FY’17 to grow 7% YoY.
● At the midpoint of our guidance, recurring software revenue (subscription and support combined) is expected to grow 7% in Q1’17 and 12% for FY’17, and is expected to represent > 85% of FY’17 total software revenue.

Professional Services Revenue	$46	$46	$195	$195
● As we continue to execute on our strategy of growing our service partner ecosystem and expanding margins in our professional services business, we expect Q1’17 to decline 7% YoY and FY’17 to decline 1% YoY.

Total Revenue	$285	$290	$1,190	$1,210
● While the continued move to subscription impacts near-term revenue results, with continued focus on improved execution and top-line bookings growth, at the midpoint of our guidance, we expect Q1’17 to decline 1% YoY and we expect FY’17 to grow 5% YoY.

Q1’17 and FY’17 Financial Guidance Continued

In millions	Q1’17Low	Q1’17High	FY’17Low	FY’17High	Management Comments
Operating Expense (GAAP) (Non-GAAP)	$192 $169	$194 $171	$765 $680	$775 $690
● At the midpoint of guidance, we expect FY’17 GAAP operating expenses to be down 10% YoY, in part due to restructuring and legal settlement expenses from FY’16 not expected to recur in FY’17.
● At the midpoint of guidance, we expect FY’17 non-GAAP opex to be up 1% YoY.

Operating Margin (GAAP) (Non-GAAP)	3% 15%	4% 16%	7% 17%	7% 18%
● At the midpoint of guidance, we expect FY’17 GAAP operating margin to improve by approximately 1,000 basis points, in part due to restructuring and legal settlement expenses from FY’16 not expected to recur in FY’17.
● At the midpoint of guidance, we expect Q1’17 non-GAAP operating margin to decline approximately 600 basis points YoY due to a higher subscription mix in Q1’17, and FY’17 operating margin to grow 200-300 basis points YoY as we progress through the trough of the subscription transition. Adjusting for mix, this would represent an increase in non-GAAP operating margin of approximately 100 basis points to 28% for FY’17.

Tax Rate(GAAP)	25%	25%	25%	25%
(Non-GAAP)	12%	10%	12%	10%
Shares Outstanding	117	117	116	116	● Share repurchases are expected to resume in the second half of FY’17, as we expect improved EBITDA as we continue to exit the subscription trough.
EPS (GAAP) (Non-GAAP)	$0.06 $0.23	$0.08 $0.28	$0.51 $1.20	$0.58 $1.35
● At the midpoint of guidance, we expect Q1’17 GAAP EPS to improve approximately $0.28 and FY’17 GAAP EPS to improve approximately $1.03, in part due to restructuring and legal settlement expenses from FY’16 not expected to recur in FY’17.
● At the midpoint of guidance, we expect Q1’17 non-GAAP EPS to decline approximately 50% due to the higher expected mix of subscription in the quarter compared to last year (55% guidance for Q1’17 vs. 28% in Q1’16), yet we expect FY’17 EPS to increase 7% YoY as we progress through the trough of the subscription transition and expect to grow our operating expense slower than revenue growth.

Free Cash Flow Adjusted FCF			$131 $170	$141 $180
● Adjusted Free Cash Flow Guidance is net cash provided by (used in) operating activities less capital expenditures, and excludes restructuring payments of approximately $36 million and a legal accrual of approximately $3 million.

Our guidance above assumes 55% mix of subscription bookings in Q1’17 and 65% for the full-year FY’17. If subscription bookings mix varies from our guidance, it will affect our income statement and cash flow results. Assuming bookings of equal value, we estimate that every 1% change in subscription mix will impact annual revenue by approximately $4 million, annual non-GAAP operating margin by approximately 30 basis points and annual non-GAAP EPS by approximately $0.03. (We cannot estimate the effect on GAAP operating margin and EPS due to the number of unknown items, including tax items, included in GAAP operating margin and EPS.) Of course, the higher mix of subscription bookings is expected to ultimately benefit our financial performance over the long-term.

The first quarter and full year FY’17 revenue, non-GAAP operating margin and non-GAAP EPS guidance exclude the estimated items outlined below, as well as any tax effects and discrete tax items that occur.

In millions	Q1 FY’17	FY’17
Effect of acquisition accounting on fair value of acquired deferred revenue	$ 1	$ 3
Stock-based compensation expense	15	62
Intangible asset amortization expense	14	58
Restructuring Charges	3	3
Total Estimated GAAP adjustments	$ 33	$ 126

Long-Range Targets (Non-GAAP)
We will be updating our long-range target model with investors on November 8, 2016 with details to follow. The model we presented in November 2015 is available on our investor relations website at investor.ptc.com.

Important Disclosures
Reporting metrics and non-GAAP definitions – Management believes certain operating measures and non-GAAP financial measures provide additional meaningful information that should be considered when assessing our performance. These measures should be considered in addition to, not as a substitute for, the reported GAAP results.

Software licensing model – A majority of our software sales to date have been perpetual licenses, where customers own the software license. Typically, our customers choose to pay for ongoing support, which includes the right to software upgrades and technical support, and attach rates on support are in the high 90% range with retention rates also in the 90% range. A growing percentage of our business consists of ratably recognized subscriptions. Under a subscription, customers pay a periodic fee for the continuing right to use our software, including access to technical support. They may also elect to use our cloud services and have us manage the application. We began offering subscription pricing as an option for most PTC products in Q1 FY’15. We believe this additional purchase option will prove attractive to customers over time as it: (1) increases customer flexibility and opportunity to change their mix of licenses; (2) lowers the initial purchase commitment; and (3) allows customers to use operating rather than capital budgets. Over a three to five-year period we believe the net present value (NPV) of a subscription is likely to exceed that of a perpetual license, assuming similar seat counts. However, initial revenue, operating margin, and EPS will be lower as revenue is recognized ratably in a subscription, rather than up front.

Bookings Metrics – We offer both perpetual and subscription licensing options to our customers, as well as monthly software rentals for certain products. Given the difference in revenue recognition between the sale of a perpetual software license (revenue is recognized at the time of sale) and a subscription (revenue is deferred and recognized ratably over the subscription term), we use bookings for internal planning, forecasting and reporting of new license and cloud services transactions. In order to normalize between perpetual and subscription licenses, we define subscription bookings as the subscription annualized contract value (subscription ACV) of new subscription bookings multiplied by a conversion factor of 2. We arrived at the conversion factor of 2 by considering a number of variables including pricing, support, length of term, and renewal rates. We define subscription ACV as the total value of a new subscription booking divided by the term of the contract (in days) multiplied by 365. If the term of the subscription contract is less than a year, the ACV is equal to the total contract value. Note that in FY’16, the weighted average contract length of our subscription bookings was approximately 2 years.

License and subscription bookings equal subscription bookings (as described above) plus perpetual license bookings plus any monthly software rental bookings during the period. Total ACV equals subscription ACV (as described above) plus the annualized value of incremental monthly software rental bookings during the period.

Because subscription bookings is a metric we use to approximate the value of subscription sales if sold as perpetual licenses, it does not represent the actual revenue that will be recognized with respect to subscription sales or that would be recognized if the sales were perpetual licenses, nor does the annualized value of monthly software rental bookings represent the value of any such booking.

License Mix-Adjusted Metrics - These metrics assume that all new software and cloud services bookings since the start of FY’14 were perpetual license sales that included support in subsequent periods. The license mix-adjusted amount is calculated by converting the ACV (as defined above) of a new subscription solutions booking in the period to an assumed perpetual license equivalent by multiplying the ACV by a conversion factor of 2 (as defined above), and adding that amount to the perpetual license revenue amounts recognized in that period. Support calculated at 20% of the annual value of the converted amount is added to support revenue in future periods, beginning the quarter after the converted booking is assumed to be recognized. The assumed support revenue is spread ratably over a 12-month period and is assumed to renew in subsequent years.

Annualized Recurring Revenue (ARR) – We currently offer our solutions on premise and in the cloud as SaaS offerings. Our on premise solutions can be licensed either as perpetual with annual support contracts or through a subscription, which is a combination of license and support. Beginning in FY’16, we launched a number of initiatives designed to incentivize more of our customers to purchase our solutions on a subscription basis. If successful, these initiatives will cause an increasing percentage of our revenue to come from subscriptions, which is expected to grow our recurring software revenue.

To help investors understand and assess the success of this expected revenue transition, we are providing an Annualized Recurring Revenue operating measure. Annualized Recurring Revenue (ARR) attributable to a given quarter is calculated by dividing the portion of non-GAAP software revenue attributable to subscription and support for the quarter from our consolidated statement of income by the number of days in the quarter and multiplying by 365. ARR should be viewed independently of revenue and deferred revenue as it is an operating measure and is not intended to be combined with or to replace either of those items. ARR is not a forecast and does not include revenue reported as perpetual license or professional services revenue in our consolidated statement of income.

Subscription and support revenue and ARR disclosed in a quarter can be impacted by multiple factors, including but not limited to (1) the timing of the start of a contract or a renewal, including the impact of on-time renewals, support win-backs, and support conversions, which may vary by quarter, (2) the ramping of committed monthly payments under a subscription agreement over time, and (3) multiple other contractual factors with the customer including other elements sold with the subscription or support contract, and these elements can result in variability in disclosed ARR.

Non-GAAP Revenue – Excludes the fair value adjustment for acquired deferred revenue. In Q1’15, we began including cloud services revenue, which was formerly reported in services, within license & subscription solutions. We also reclassified a modest amount of FY’14 support revenue as subscription (less than $4 million).

Foreign Currency Impacts on our Business – We have a global business, with Europe and Asia historically representing approximately 60% of our revenue, and fluctuation in foreign currency exchange rates can significantly impact our results. We do not forecast currency movements; rather we provide detailed constant currency commentary. We do employ a hedging strategy to limit our exposure to currency risk.

Constant Currency Change Measure (YoY CC) – Year-over-year changes in revenue on a constant currency basis compare reported results excluding the effect of any hedging converted into U.S. dollars based on the corresponding prior year’s foreign currency exchange rates to reported results for the comparable prior year period.

Important Information about Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results. We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our core operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on our financial results and such items often recur. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results.

Non-GAAP revenue, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of the following items:

●
Fair value of acquired deferred revenue is a purchase accounting adjustment recorded to reduce acquired deferred revenue to the fair value of the remaining obligation, so our GAAP revenue after an acquisition does not reflect the full amount of revenue that would have been reported if the acquired deferred revenue was not written down to fair value. We believe excluding these adjustments to revenue from these contracts (and associated costs in fair value adjustment to deferred services cost) is useful to investors as an additional means to assess revenue trends of our business.

●
Stock-based compensation is a non-cash expense relating to stock-based awards issued to executive officers, employees and outside directors, consisting of restricted stock, stock options and restricted stock units. We exclude this expense as it is a non-cash expense and we assess our internal operations excluding this expense and believe it facilitates comparisons to the performance of other companies in our industry.
●
Amortization of acquired intangible assets is a non-cash expense that is impacted by the timing and magnitude of our acquisitions. We believe the assessment of our operations excluding these costs is relevant to our assessment of internal operations and comparisons to the performance of other companies in our industry.
●
Acquisition-related charges included in general and administrative costs are direct costs of potential and completed acquisitions and expenses related to acquisition integration activities, including transaction fees, due diligence costs, severance and professional fees. In addition, subsequent adjustments to our initial estimated amount of contingent consideration associated with specific acquisitions are included within acquisition-related charges. These costs are not considered part of our normal operations as the occurrence and amount will vary depending on the timing and size of acquisitions.
●
U.S. pension plan termination-related costs include charges related to our plan that we began terminating in the second quarter of 2014. Costs associated with the termination are not considered part of our regular operations.
●
Legal accrual includes amounts accrued to settle our SEC and DOJ FCPA investigation in China, which was ultimately settled and paid in the second quarter of 2016 for $28.2 million, and other amounts in respect of related regulatory and other matters. We view these matters as non-ordinary course events and exclude the amounts when reviewing our operating performance.
●
Restructuring charges include severance costs and excess facility restructuring charges resulting from reductions of personnel driven by modifications to our business strategy and not considered part of our normal operations. These costs may vary in size based on our restructuring plan.
●
Non-operating credit facility refinancing costs are non-operating charges we record as a result of the refinancing of our credit facility. We assess our internal operations excluding these costs and believe it facilitates comparisons to the performance of other companies in our industry.
●
Income tax adjustments include the tax impact of the items above and assumes that we are profitable on a non-GAAP basis in the U.S. and one foreign jurisdiction, and eliminates the effect of the valuation allowance recorded against our net deferred tax assets in those jurisdictions.  Additionally, we exclude other material tax items that we view as non-ordinary course.

PTC also provides information on “free cash flow”, “adjusted free cash flow”, and “free cash flow return” to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long term goal of returning approximately 40% of our free cash flow to shareholders via stock repurchases. Free cash flow is net cash provided by (used in) operating activities less capital expenditures, adjusted free cash flow is free cash flow excluding restructuring expenses and certain legal accruals, free cash flow return is the value of shares repurchased divided by free cash flow. Free cash flow and adjusted free cash flow are not measures of cash available for discretionary expenditures.

Forward-Looking Statements
Statements in this press release that are not historic facts, including statements about our first quarter and full fiscal 2017 targets and other future financial and growth expectations, and anticipated tax rates, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the macroeconomic and/or global manufacturing climates may not improve or may deteriorate; customers may not purchase our solutions when or at the rates we expect; our businesses, including our Internet of Things (IoT) business, may not expand and/or generate the revenue we expect; foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense; the mix of revenue between license & subscription solutions, support and professional services could be different than we expect, which could impact our EPS results; our customers may purchase more of our solutions as subscriptions than we expect, which would adversely affect near-term revenue, operating margins, and EPS; customers may not purchase subscriptions at the rate we expect, which could impact our ability to achieve expected subscription bookings and delay our exit from the subscription trough; sales of our solutions as subscriptions may not have the longer-term effect on revenue that we expect; our workforce realignment may not achieve the expense savings we expect and may adversely affect our operations; we may be unable to generate sufficient operating cash flow to return 40% of free cash flow to shareholders and other uses of cash or our credit facility limits could preclude share repurchases; and a significant portion of our cash is held overseas and could be subject to significant taxes if repatriated. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10K and Quarterly Report on Form 10Q.

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015

GAAP software revenue	$239,577	$264,631	$943,596	$1,029,523
Fair value adjustment of acquired deferred subscription revenue	619	207	2,330	1,831
Fair value adjustment of acquired deferred support revenue	-	43	-	898
Non-GAAP software revenue	$240,196	$264,881	$945,926	$1,032,252

GAAP revenue	$288,237	$312,568	$1,140,533	$1,255,242
Fair value adjustment of acquired deferred subscription revenue	619	207	2,330	1,831
Fair value adjustment of acquired deferred support revenue	-	43	-	898
Fair value adjustment of acquired deferred services revenue	266	296	1,139	1,140
Non-GAAP revenue	$289,122	$313,114	$1,144,002	$1,259,111

GAAP gross margin	$205,381	$236,206	$814,868	$920,508
Fair value adjustment of acquired deferred revenue	885	546	3,469	3,869
Fair value adjustment to deferred services cost	(114)	(134)	(492)	(526)
Stock-based compensation	2,556	2,499	10,791	10,167
Amortization of acquired intangible assets included in cost of software revenue	6,369	4,964	24,604	19,402
Non-GAAP gross margin	$215,077	$244,081	$853,240	$953,420

GAAP operating income (loss)	$(33,075)	$(21,610)	$(37,014)	$41,616
Fair value adjustment of acquired deferred revenue	885	546	3,469	3,869
Fair value adjustment to deferred services cost	(114)	(134)	(492)	(526)
Stock-based compensation	14,175	12,047	65,996	50,182
Amortization of acquired intangible assets included in cost of software revenue	6,369	4,964	24,604	19,402
Amortization of acquired intangible assets	8,158	8,438	33,198	36,129
Acquisition-related charges included in general and administrative costs	281	210	3,496	8,913
US pension plan termination-related costs	-	67,779	-	73,171
Legal accrual	3,199	14,540	3,199	28,162
Restructuring charges	31,732	784	76,273	43,409
Non-GAAP operating income (1)	$31,610	$87,564	$172,729	$304,327

GAAP net income (loss)	$(28,473)	$(5,553)	$(54,465)	$47,557
Fair value adjustment of acquired deferred revenue	885	546	3,469	3,869
Fair value adjustment to deferred services cost	(114)	(134)	(492)	(526)
Stock-based compensation	14,175	12,047	65,996	50,182
Amortization of acquired intangible assets included in cost of software revenue	6,369	4,964	24,604	19,402
Amortization of acquired intangible assets	8,158	8,438	33,198	36,129
Acquisition-related charges included in general and administrative costs	281	210	3,496	8,913
US pension plan termination-related costs	-	67,779	-	73,171
Legal accrual	3,199	14,540	3,199	28,162
Restructuring charges	31,732	784	76,273	43,409
Non-operating credit facility refinancing costs	-	-	2,359	-
Income tax adjustments (2)	(13,328)	(26,537)	(19,809)	(51,088)
Non-GAAP net income	$22,884	$77,084	$137,828	$259,180

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)
(Continued)
	Three Months Ended		Twelve Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
GAAP diluted earnings (loss) per share	$(0.25)	$(0.05)	$(0.48)	$0.41
Fair value of acquired deferred revenue	0.01	0.00	0.03	0.03
Stock-based compensation	0.12	0.10	0.57	0.43
Amortization of acquired intangibles	0.12	0.12	0.50	0.48
Acquisition-related charges	-	0.00	0.03	0.08
US pension plan termination-related costs	-	0.59	-	0.63
Legal accrual	0.03	0.13	0.03	0.24
Restructuring charges	0.27	0.01	0.66	0.37
Non-operating credit facility refinancing costs	-	-	0.02	-
Income tax adjustments	(0.11)	(0.23)	(0.17)	(0.44)
Non-GAAP diluted earnings per share	$0.20	$0.67	$1.19	$2.23

GAAP diluted weighted average shares outstanding	114,958	113,999	114,612	116,012
Dilutive effect of stock based compensation plans	1,522	1,026	985	-
Non-GAAP diluted weighted average shares outstanding	116,480	115,025	115,597	116,012

(1)
Operating margin impact of non-GAAP adjustments:
	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015
GAAP operating margin	-11.5%	-6.9%	-3.2%	3.3%
Fair value of acquired deferred revenue	0.3%	0.2%	0.3%	0.3%
Fair value adjustment to deferred services cost	0.0%	0.0%	0.0%	0.0%
Stock-based compensation	4.9%	3.9%	5.8%	4.0%
Amortization of acquired intangibles	5.0%	4.3%	5.1%	4.4%
Acquisition-related charges	0.1%	0.1%	0.3%	0.7%
US pension plan termination-related costs	0.0%	21.7%	0.0%	5.8%
Legal accrual	1.1%	4.7%	0.3%	2.2%
Restructuring charges	11.0%	0.3%	6.7%	3.5%
Non-GAAP operating margin	10.9%	28.0%	15.1%	24.2%

(2)
We have recorded a full valuation allowance against our U.S. net deferred tax assets and a valuation allowance against net deferred tax assets in certain foreign jurisdictions. As we are profitable on a non-GAAP basis, the 2016 and 2015 non-GAAP tax provisions are being calculated assuming there is no valuation allowance. Income tax adjustments for the three and twelve months ended September 30, 2016 reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above. Additionally, for the three months and twelve months ended September 30, 2016, we recorded a tax benefit for the writeoff of a deferred tax liability that resulted from the change in tax status of a foreign subsidiary. This tax benefit has been excluded for non-GAAP tax expense